Exhibit 23

TRANSFER AGREEMENT

This Transfer Agreement (the “Agreement”) is made and entered into as of November 24, 2004, by and between Arch Hill Capital, N.V. (“Arch Hill Capital”), Stichting Gemeenschappelijk Bezit GAIA (“Stichting GAIA”) and Stichting Gemeenschappelijk Bezit LTC (“Stichting LTC”).

RECITALS

WHEREAS, Stichting GAIA and Stichting LTC are controlled by Arch Hill Capital;

WHEREAS, Arch Hill Capital and Stichting LTC (Arch Hill Capital and Stichting LTC together the “Transferor”) desire to transfer the securities of Lithium Technology Corporation (“LTC”) set forth on Annex A held by Stichting LTC and beneficially owned by Arch Hill Capital (the “Securities”) to Stichting GAIA (the “Transferee”) as set forth in Annex A (the “Securities Transfer”);

WHEREAS, upon the conclusion of the Securities Transfer, Arch Hill Capital will continue to have beneficial ownership of the Securities;

WHEREAS, Transferee desires to acquire such Securities on the terms set forth herein;

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Transfer of the Securities

1.1 On the Transfer Date (as defined below) Transferor shall transfer to Transferee and Transferee shall acquire, subject to all of the terms and conditions hereof, the Securities.

1.2 The transfer of the Securities as set forth on Annex A will take place on a mutually acceptable date (the “Transfer Date”).

1.3 At the Transfer, Transferor will deliver to the Transferee (a) Certificates for the Securities in negotiable form, free and clear of all liens, (b) a Stock Power duly endorsed in blank for the Securities, (c) instructions to LTC’s Transfer Agent for the transfer of the Securities to Transferee, and (d) corporate resolutions authorizing the transfer of the Securities (collectively the “Share Transfer Documents”).

2. Representations and Warranties of Transferor

Each Transferor hereby represents and warrants to the Transferee as follows:

2.1 Organization and Good Standing; Power and Authority; Qualifications. Transferor (a) is duly organized, validly existing and in good standing under the laws of its organization and (b) has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties, to carry on its business as presently conducted and as proposed to be conducted and to enter into and carry out the transactions contemplated by this Agreement.

2.2 Authorization of the Agreement. The execution, delivery and performance by Transferor of this Agreement has been duly authorized by all requisite corporate action on the part of Transferor, and this Agreement constitutes a legal, valid and binding obligation of Transferor, enforceable against Transferor in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity.

2.3 No Conflict. The execution, delivery and performance by Transferor of this Agreement and the consummation by Transferor of the transactions contemplated hereby will not (a) violate any provision of law, statute, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable to Transferor, or any of its properties or assets, (b) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any encumbrance upon any of the properties or assets of Transferor under any material contract to which Transferor is a party or (c) violate the Certificate of Incorporation or the Bylaws of Transferor.

3. Representations and Warranties of Transferee

The Transferee hereby represents and warrants to each Transferor as follows:

3.1 Organization and Good Standing; Power and Authority. Transferee, (a) is duly organized, validly existing and in good standing under the laws of its organization, and (b) has all requisite power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties, to carry on its business as presently conducted and as proposed to be conducted and to enter into and carry out the transactions contemplated by this Agreement.

3.2 Authorization of the Agreement. This Agreement constitutes a valid and legally binding obligation of Transferee except to the extent that enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity.

3.3 No Conflict. The execution, delivery and performance by Transferee of this Agreement and the consummation by Transferee of the transactions contemplated hereby will not (a) violate any provision of law, statute, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable to Transferee, or any of its properties or assets, (b) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any encumbrance upon any of the properties or assets of Transferee under any material contract to which Transferee is a party or (c) violate any organizational document of Transferee.

4. Miscellaneous

4.1 Amendments and Waivers. This Agreement may not be amended or modified, nor may any of its terms be waived, except by written instruments signed by all of the parties. Such waiver or consent under any provision hereof shall be effective only in the specific instances for the purpose for which given.

4.2 Assignments. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

4.3 Headings. Headings in this Agreement are for convenience of reference only and are not part of the substance hereof or thereof.

4.4 Entire Agreement. This Agreement constitutes and contains the entire agreement of the parties hereto and supersedes any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting this Agreement.

4.5 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but each such counterpart shall together constitute but one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

ARCH HILL CAPITAL, N.V.

By:	/s/ H.H. van Andel
H. H. van Andel
Chief Executive

STICHTING GEMEENSCHAPPELIJK BEZIT LTC

By:	/s/ H.H. van Andel
H. H. van Andel
Chief Executive

STICHTING GEMEENSCHAPPELIJK BEZIT GAIA

By:	/s/ H.H. van Andel
H. H. van Andel
Chief Executive

ANNEX A

Securities to be Transferred to Stichting Gemeenschappelijk Bezit GAIA

3,850,000 shares of LTC common stock

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